Exhibit 99.1

9503 East 33rd Street Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Jeryl Desjarlais	April 24, 2012
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and nine months ended March 31, 2012, the third fiscal quarter of the Company’s fiscal year ending June 30, 2012.

Revenue for the quarter increased 10.5% to $153.2 million in the 2012 quarter from $138.7 million in the 2011 quarter.  Freight revenue, which excludes fuel surcharges, increased 7.8% to $120.9 million in the 2012 quarter from $112.2 million in the 2011 quarter. Net income increased to $5.7 million in the 2012 quarter from $2.3 million for the same quarter last year. Earnings per diluted share increased to $0.25 in the 2012 quarter from $0.10 for the same quarter last year.

For the nine months ended March 31, 2012 revenue increased 5.9% to $441.2 million in 2012 from $416.8 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 0.8% to $350.6 million in 2012 from $347.9 million for the same period last year. Net income increased to $16.6 million in 2012 from $9.8 million for the same period last year. Earnings per diluted share increased to $0.73 in 2012 from $0.43 for the same period last year.

Steve Russell, Chairman and CEO, commented "We are pleased with the March quarter results in which we were able to increase both seated line-haul tractors and revenue.  Despite a significant increase in diesel fuel prices, which were 30 cents per gallon higher than in the prior year, our earnings per share increased to 25 cents compared with 10 cents for the March 2011 quarter.  An increase in loaded miles and a 2.7% increase in rate per loaded mile, were the principal factors attributing to the improved results."

Paul Will, President and COO added “To address the growing driver shortage in the industry, we have completed four asset based acquisitions during this fiscal year.  As a result, our average seated count increased by 218 tractors, or 8.3%, from the December quarter.  There are a significant number of fleets that have experienced poor financial performance during the recent past, which has resulted in their inability to refresh their fleets, resulting in a significant increase in fleet age.  This has allowed us the opportunity to make strategic acquisitions, which results in an increased driver fleet at a time when capacity is exiting the marketplace.  This should position us well to continue to grow our fleet and service offering in a truckload market that is becoming capacity constrained.  With our young fleet, which was 1.6 years old as of March 31, 2012, we are able to attract drivers and provide excellent service to our customers.  We are very proud of our team that contributed to the results.”

Mr. Will then addressed a change in accounting for leases:  "We have determined that substantially all of our operating leases should be recorded as capitalized leases.  This determination results from a recent accounting interpretation concerning customary lease provisions where the default terms are not objectively quantifiable and the remedies could result in the operating lease criteria not being satisfied.  The result of this accounting change on our balance sheet at March 31, 2012, is to record approximately $191.4 million in net property and equipment as assets, and approximately $192.5  million in capitalized lease obligations as liabilities, with an immaterial effect on total stockholders' equity.  This accounting change does not result in a material change to our historical or expected pre-tax earnings.  However, it will result in a significant increase in EBITDA as lease expense is reclassified into depreciation and interest.  We had previously disclosed the capitalized value of operating leases in our SEC filings on a voluntary basis."

As a result, the Company will restate its consolidated balance sheets as of June 30, 2011 and 2010, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2011 included in the Company's June 30, 2011 Annual Report on Form 10-K and the consolidated interim financial statements included in the Company's Forms 10-Q as of and for the quarter and year to date periods ended September 30, 2011 and December 31, 2011, and related fiscal year 2011 comparative prior quarter and fiscal year to date periods included in those Form 10-Q's.  Accordingly, those financial statements should no longer be relied upon.

The income statements and balance sheets included in this press release reflect management’s current estimates, associated with these reclassifications.  The Company expects to file the restated financial statements before the Form 10-Q filing for the quarter ended March 31, 2012, or as soon as practicable thereafter.

On April 24, 2012, our Board of Directors has approved a regular cash dividend to shareholders for the quarter ending June 30, 2012.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on July 18, 2012 to shareholders of record at the close of business on July 6, 2012.

Conference Call Information

An investor conference call is scheduled for Wednesday, April 26, at 11:00 a.m. EST. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-200-6965 or 646-216-7221 code number 19009871 followed by the # key a few minutes prior to the start time. A replay will be available through June 30 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; the timing and ultimate magnitude of changes recorded in the  restatement of our financial statements or further accounting changes; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2012	2011	2011
			(As previously reported)
REVENUE:
Freight revenue	$120,909	$112,196	$109,101
Fuel surcharge revenue	32,321	26,476	26,476
Total revenue	$153,230	$138,672	$135,577

OPERATING EXPENSES:
Salaries, wages, and employee benefits	41,720	36,585	36,585
Fuel	41,253	35,651	35,651
Purchased transportation	26,833	25,383	25,383
Revenue equipment rentals	2,252	201	5,501
Operations and maintenance	10,131	10,395	10,395
Insurance and claims	3,527	7,254	7,254
Depreciation and amortization	11,563	14,756	8,376
Cost of products and services sold	---	789	789
Communications and utilities	1,080	1,082	1,082
Operating taxes and licenses	2,531	2,546	2,546
General and other operating	1,737	1,616	1,616
Total operating expenses	142,627	136,258	135,178

Operating income	10,603	2,414	399

Interest expense	1,382	1,914	393
Interest income	(4)	(17)	(17)
Income from sale of majority interest in subsidiary	---	(4,142)	(4,142)
Other (income) expense, net	(199)	(119)	(119)
Income before income taxes	9,424	4,778	4,284
Income tax expense	3,766	2,506	2,317
Net income	$5,658	$2,272	$1,967

Income per common share:
Diluted	$0.25	$0.10	$0.09
Basic	$0.25	$0.10	$0.09
Weighted average shares outstanding:
Diluted weighted average shares outstanding	22,974	22,699	22,699
Basic weighted average shares outstanding	22,235	22,124	22,124

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the nine months ended March 31,
	2012	2011	2011
			(As previously reported)
REVENUE:
Freight revenue	$350,604	$347,904	$340,124
Fuel surcharge revenue	90,638	68,873	68,873
Total revenue	$441,242	$416,777	$408,997

OPERATING EXPENSES:
Salaries, wages, and employee benefits	116,842	112,286	112,286
Fuel	116,782	98,854	98,854
Purchased transportation	81,268	76,684	76,684
Revenue equipment rentals	4,011	343	19,778
Operations and maintenance	30,110	30,538	30,538
Insurance and claims	10,245	14,847	14,847
Depreciation and amortization	35,467	43,922	22,672
Cost of products and services sold	---	3,537	3,537
Communications and utilities	2,982	3,251	3,251
Operating taxes and licenses	7,636	7,371	7,371
General and other operating	5,035	5,063	5,063
Total operating expenses	410,378	396,696	394,881

Operating income	30,864	20,081	14,116

Interest expense	4,288	6,442	1,420
Interest income	(56)	(47)	(47)
Income from sale of majority interest in subsidiary	---	(4,142)	(4,142)
Other (income) expense, net	(697)	(266)	(266)
Income before income taxes	27,329	18,094	17,151
Income tax expense	10,732	8,265	7,904
Net income	$16,597	$9,829	$9,247

Income per common share:
Diluted	$0.73	$0.43	$0.41
Basic	$0.75	$0.45	$0.42
Weighted average shares outstanding:
Diluted weighted average shares outstanding	22,783	22,608	22,608
Basic weighted average shares outstanding	22,234	22,077	22,077

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2012 and June 30, 2011
(Dollars in thousands except par value amounts)

	(unaudited)	(unaudited)	(as previously reported)
	March 31,	June 30,	June 30,
ASSETS	2012	2011	2011
Current assets:
Cash and cash equivalents	$805	$25,673	$25,673
Trade receivables, net of allowance for doubtful accounts of $1,024 and $1,045 at March 31, 2012 and June 30, 2011, respectively	68,530	64,723	64,723
Prepaid expenses and other current assets	20,566	14,403	14,403
Tires in service	2,888	6,594	6,594
Assets held for sale	10,555	---	---
Deferred income taxes	3,809	3,969	3,940
Total current assets	107,153	115,362	115,333
Property and equipment	474,883	431,124	213,222
Less accumulated depreciation and amortization	119,308	147,563	80,592
Net property and equipment	355,575	283,561	132,630
Tires in service	2,796	2,914	2,914
Goodwill	16,702	16,702	16,702
Investment in unconsolidated companies	3,179	2,902	2,902
Other assets	1,636	1,701	1,701
Total assets	$487,041	$423,142	$272,182
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,240	$10,475	$10,475
Accrued salaries and benefits	13,716	13,192	13,192
Accrued insurance and claims	10,482	13,360	13,360
Accrued fuel expense	11,951	11,113	11,113
Other accrued expenses	17,894	15,729	15,729
Current maturities of capital lease obligations	60,866	66,343	354
Income taxes payable	1,256	1,778	1,778
Total current liabilities	123,405	131,990	66,001
Long-term debt, net of current maturities	8,110	---	---
Capital lease obligations, net of current maturities	133,460	87,848	1,740
Deferred income taxes	35,187	31,411	31,740
Total liabilities	300,162	251,249	99,481
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued 23,981 and 23,887 shares at March 31, 2012 and June 30, 2011, respectively	791	788	788
Treasury stock at cost; 1,178 and 1,364 shares at March 31, 2012 and June 30, 2011, respectively	(8,125)	(9,408)	(9,408)
Additional paid-in capital	100,497	99,906	99,906
Retained earnings	96,789	81,559	82,367
Accumulated other comprehensive income (loss)	(3,073)	(952)	(952)
Total stockholders' equity	186,879	171,893	172,701
Total liabilities and stockholders' equity	$487,041	$423,142	$272,182

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
Average revenue per loaded mile (*)	$1.529	$1.489	$1.522	$1.479
Average revenue per total mile (*)	$1.358	$1.324	$1.356	$1.321
Average revenue per tractor per week (*)	$2,799	$2,796	$2,857	$2,852
Average miles per seated tractor per week(**)	2,051	2,105	2,098	2,154
Average seated line-haul tractors (**)	2,851	2,653	2,671	2,676

*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Back to Form 8-K